                                                                   Exhibit 13(a)

                               PURCHASE AGREEMENT

                  The Charles Schwab Family of Funds ( the "Fund"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree as follows:

                  1. The Fund hereby offers and Schwab hereby purchases 1000 Series E units of beneficial interest (representing interests in the Schwab U.S. Treasury Money Fund) of the Fund (such 1000 units of beneficial interest being hereafter collectively known as "Shares") at a price of $1.00 per Share. Schwab hereby acknowledges purchase of the Shares and the Fund hereby acknowledges receipt from Schwab of funds in the amount of $1,000 in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Fund.

                  2. Schwab represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

                  3. The names "The Charles Schwab Family of Funds" and "Trustees of The Charles Schwab Family of Funds" refer, respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of October 20, 1989, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Charles Schwab Family of Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such-capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust must look solely to the assets for the Trust belonging to such series for the enforcement of any claims against the Trust.

                  IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the 29th day of October , 1991.

Attest:                       CHARLES SCHWAB FAMILY OF FUNDS

/s/ Fran Cole                              By:      /s/ Tom D. Seip
-------------------------------                   ------------------------------
                                           Name:        Tom D. Seip
                                           Title:       Chief Operating Officer

Attest:                                    CHARLES SCHWAB & CO., INC.

/s/ Tim Cox                                By:      /s/ David S. Pottruck
-------------------------------                   ------------------------------

                                           Name:        David S. Pottruck
                                           Title:       President